Exhibit 11

Computation of Per Share Earnings
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                                                 For the Six Months Ended                  For the Quarter Ended
                                            ----------------------------------        ----------------------------------
                                            June 30,  1997       June 30, 1996        June 30,  1997       June 30, 1996
Number of shares of common stock
     outstanding (weighted average)            1,071,119             735,703              1,071,119              802,786

Shares held in ESOP trust
     (weighted average)                           41,688              47,405                 40,974               46,691

Increase for common stock
     equivalents                                  65,006                 846                 63,198               14,408

Weighted average number of shares
     outstanding during the period             1,094,437             689,144              1,093,343              770,503

Fully diluted weighted average number of
     shares outstanding during the period      1,137,377             689,144              1,138,091              770,503

Income for the period                        $   329,013          $  540,927             $  149,035           $  262,991

Income per share:
         Primary                             $      0.30          $     0.78             $     0.14           $     0.34

         Fully diluted                       $      0.29          $     0.78             $     0.13           $     0.34
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